EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	State of their jurisdiction of	Other names under
	incorporation or	which subsidiary does
Name of subsidiary	organization	business
Allegiant Networks, LLC Crexendo Business Solutions, Inc.	Kansas Arizona	None None
Crexendo International, Inc.	Arizona	None
Crexendo Business Solutions of Virginia, Inc.	Virginia	Centric Telecom
NetSapiens, LLC	Delaware	None
NetSapiens Canada, Inc. NetSapiens International Limited	Canada United Kingdom	None None
NSHC, Inc.	Canada	None